Exhibit 1.03

For More Information:

Investor Relations Monish Bahl CDC Corporation 678-259 8510 MonishBahl@cdcsoftware.com	Media Relations Lorretta Gasper CDC Software 678-259-8631 lgasper@cdcsoftware.com

FOR IMMEDIATE RELEASE

CDC Software’s User Conferences Yield Insights into
Industry-Specific Trends and Best-Practices

Customers of CDC Software Recognized for Their Measured Accomplishments and Overall Business
Improvements

HONG KONG, ATLANTA –May 17, 2007 – CDC Software, a wholly owned subsidiary of CDC Corporation and a provider of industry-specific enterprise software applications and business services, announced today several key trends revealed at its recent Ross Enterprise and Pivotal CRM user conferences. The user conferences were held May 6-11 in Orlando, Florida. The trends include the real-time visibility into plant floor operations sought by manufacturers and the competitive differentiation through enhanced customer service and complaint management sought by financial institutions.

Customers, representing a cross section of CDC Software’s key vertical industries including food and beverage, chemical, metals, life sciences, consumer packaged goods, natural products, financial services, homebuilding, healthcare, technology and business services, converged at this year’s user conferences. They attended informative presentations, breakout and workshop sessions, many of which were led or co-led by customers. The agendas also included executive round tables, special customer hands-on test drives of new products and personalized one-on-one consultations with industry and solution experts.

During the conferences, online surveys were taken by Ross Enterprise and Pivotal CRM customers. Overall feedback indicated a high degree of satisfaction with their software solutions and services. More than 50 percent of the Ross Enterprise customers indicated a high degree of interest in real-time visibility into the performance of their plant floor operations. Many of these customers are in the process of establishing formal continuous improvement programs with objectives of improving productivity and business performance, overall product and service quality and reducing waste and overhead costs.

“As a customer of the Ross Enterprise solutions for process manufacturers, I found the user conference to be a great asset in learning about real-world challenges and solutions from peers in my industry,” said John Shaw, director of IT for Litehouse Foods. “We recently implemented CDC Software’s new MVI system for real-time manufacturing operations management and I was not surprised to see such a high degree of interest in real-time visibility and performance management at the conference.”

Through surveys of the Pivotal CRM customers, more than 70 percent of conference attendees indicated that unified customer information, industry-specific capabilities and support of unique, differentiating business practices were the main benefits derived from their Pivotal CRM systems. Most attendees also cited the importance of standardizing on one CRM system capable of cost-effectively supporting business practices that vary among their different locations. Customers also indicated a high degree of interest in further enhancing their unique customer-facing business practices during pre-sales activities through automated, multi-channel marketing programs and throughout the post-sales relationship through improved customer service and complaint management.

According to Pivotal CRM user Tom Dobbe, vice president of Farm Credit Services, “CDC Software is becoming known as the customer-driven company and they demonstrated this at the conference by tailoring sessions to our specific industries and making their solution experts and senior executives highly accessible for one-on-one meetings. The conference does a great job of blending informative sessions, networking with other customers and opportunities to learn about the product direction and new solutions such as CDC Respond for complaint and feedback management. This conference is ideal for all constituents — from IT professionals to company executives — and that is why my company sends representation from IT, business analysis and executive management every year.”

During the conferences, customers were also recognized for industry-leading accomplishments enabled by their CDC Software Solutions:

•	Signature Breads Rapid implementation in support of a spin-off

•	Berner Foods Real-time manufacturing operations management

•	Nucor Steel Improvements in business Intelligence

•	BioConvergence Managing rapid growth and business expansion

•	Vitasoy Excellence in maintenance management

•	Barclays Excellence in complaint and feedback management

•	Calamos Investments Streamlined management of complex relationships

•	Sharp Electronics Improved cost-effectiveness in marketing automation

•	Mellon Asset Management Rapid growth supported by enhanced customer focus

•	Pacific Life Excellence in mobile sales automation

“The feedback we receive at our user conferences seems to improve every year and our Ross Enterprise and Pivotal CRM international conferences held last week continued this trend,” said Eric Musser, president of CDC Software. “Our unique commitment to industry specialization and leading-edge solutions for our target verticals is truly valued by our customers and our entire organization is very proud of our contributions to their accomplishments and measurable successes. Our customers represent some of the most forward-thinking organizations in their respective industries and their sharing of ideas and best practices through our conferences and forums will help them continue to enhance their overall business performance.”

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Mobile focused on mobile applications, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation, please visit www.cdccorporation.net.

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability. CDC Software’s product suite includes the Pivotal CRM and Saratoga CRM (customer relationship management), Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Ross ERP (enterprise resource planning) and SCM (supply chain management), MVI real-time performance management, IMI warehouse management and order management, Platinum China HR (human resource) and business analytics solutions.

These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation and is ranked number 18 on the Manufacturing Business Technology 2006 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, and includes statements relating to the ability of the use of Ross Enterprise and Pivotal CRM to increase visibility of operational performance, streamline processes, reduce costs, capitalize on market opportunity, manage growth and improve margins. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of vertical industries served by CDC Software; the continued ability of CDC Software to address industry-specific requirements; demand for and market acceptance of new and existing enterprise software and services; development of new functionalities which would allow customers to compete more effectively and changes in the type of information required to compete in the industry. Further information on risks or other factors that could cause results to differ are detailed in filings or submissions with the United States Securities and Exchange Commission made by our parent, CDC Corporation, including its Annual Report for the year ended December 31, 2005 on Form 20-F filed on June 21, 2006.  All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release.  The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.